EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-70707), the Registration Statement (Form S-8 No. 333-20589), the Registration Statement (Form S-8 No. 33-35276), the Registration Statement (Form S-3 No. 333-105806) and the Registration Statement (Form S-3 No. 333-106730) of Nationwide Health Properties, Inc. of our report dated February 18, 2005, with respect to the consolidated financial statements and schedule of Nationwide Health Properties, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Irvine, California

February 18, 2005